Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

AVID BIOSERVICES announces Terminiation of stockholder rights plan

TUSTIN, CA, September 23, 2019 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality services to biotechnology and pharmaceutical companies, today announced that its Board of Directors has voted to accelerate the expiration of the Company's Stockholder Rights Plan (often referred to as a “poison pill”). Stockholders do not have to take any action as a result of this expiration.

Joseph Carleone, Ph.D., Avid’s Chairman of the Board said, “Since its reconstitution in November 2017, the Board has been continuously seeking to enhance our corporate governance practices and improve long-term stockholder value. In connection with these efforts, the Board recently evaluated the effectiveness of, and the need for, a stockholder rights plan, sometimes called a ‘poison pill,’ and has determined that the rights plan is unnecessary at this time. This action aligns us more closely with the governance guidelines offered by ISS and Glass Lewis.”

The action of the Board of Directors accelerated the expiration date of the Company’s current Stockholder Rights Plan to September 23, 2019. The rights plan had been originally due to expire on March 16, 2021. In taking this action, the Board reserved the right to take any future action that it determines in the exercise of its fiduciary duties to be necessary or advisable in order to protect the interests of stockholders.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include CGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. www.avidbio.com